Exhibit 10.1

CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the “Agreement”), dated as of June 13, 2025, is entered into by and between National Fuel Gas Company, a New Jersey corporation (the “Company,” and together with any of its subsidiaries and affiliates, the “Company Group”), and Donna L. DeCarolis (“Consultant”).

WHEREAS, Consultant has served at the Company Group in several capacities, most recently as President of a principal subsidiary of the Company;

WHEREAS, Consultant has determined to retire from employment with the Company Group, on July 1, 2025 (the “Retirement Date”);

WHEREAS, the Company wishes to continue to avail itself of Consultant’s knowledge, expertise and experience as a consultant to provide services that are helpful to the operation of the Company’s business; and

WHEREAS, Consultant is willing to serve as a Senior Energy Advisor to the Company upon the terms and conditions set forth below.

NOW, THEREFORE, in consideration of their mutual promises, the Company and Consultant agree as follows:

1.Term. Subject to Section 6, Consultant’s provision of the services specified under the terms of this Agreement shall commence on the first calendar day after the Retirement Date (such date, the “Effective Date”), and shall continue until the third anniversary of the Effective Date (the “Initial Term”) unless earlier terminated in accordance with the applicable provisions of this Agreement. Subject to Section 6, upon the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms, unless and until either party provides written notice of non-renewal to the other party at least thirty (30) before the end of the then current Initial Term or renewal term. The period of time from the Effective Date through the termination of this Agreement and Consultant’s provision of services hereunder pursuant to its terms is herein referred to as the “Consulting Period.”
2.Consulting Services. During the Consulting Period, Consultant, under the title of Senior Energy Advisor, shall personally provide to the Company such consulting services as the Company’s Chief Executive Officer (“CEO”) may reasonably request from time to time. It is anticipated by the Company and by Consultant that such consulting services will consist of providing support to the Company (a) as a policy consultant and member of the New York State Climate Action Council (the “Council”) and (b) with respect to (i) ongoing New York State energy policy matters, (ii) maintenance of relationships with key energy policy contacts and Council representatives and (iii) internal policy positions and legislative or advocacy initiatives for Government Affairs and Corporate Communications (collectively, the “Services”). In no event shall Consultant perform Services hereunder at a level that would require Consultant to devote to such Services twenty percent (20%) or more of the average level of bona fide services performed by Consultant while an employee of any member of the Company Group over the 36-month period immediately preceding the Retirement Date.

3.Independent Contractor. During the Consulting Period, Consultant shall not be considered to be an officer or employee of the Company or any of its affiliates, and shall not have the power or authority to contract in the name of or bind the Company. Consultant shall have the sole discretion to determine the manner and means by which Consultant shall perform consulting services under this Agreement subject to Section 2 above. In performing her consulting relationship, Consultant shall at all times be treated as an independent contractor. In connection with her providing consulting services under this Agreement, Consultant shall comply with all applicable laws, rules and regulations that apply to the Company Group and her. Except for the Consulting Fee, for purposes of all compensation and benefit plans of the Company Group, the Retirement Date shall constitute the termination of Consultant’s employment and services with the Company Group. Without limiting the forgoing, during the Consulting Period, Consultant shall cease to be eligible to participate in any employee benefits plan or fringe benefit or perquisite program made available to any employee or officer of the Company (except for vested benefits earned prior to the Retirement Date). Consultant acknowledges and agrees that her employment relationship with the Company Group will terminate on the Retirement Date.

4.Other Permitted Engagements. During the Consulting Period, Consultant may engage in other activities, so long as such activities do not conflict with or interfere with Consultant’s obligations under this Agreement, including her time commitment. Consultant shall inform the CEO in writing and in advance of any other employment or consulting engagements that she intends to undertake during the Consulting Period that might compete with the businesses or prospects of the Company Group or render Consultant incapable of meeting her commitments under this Agreement. If the CEO approves any such engagement (an “Other Permitted Engagement”), Consultant shall be free to undertake the Other Permitted Engagement (subject to any conditions in the CEO’s approval and any existing restrictive covenants and the confidentiality, noncompetition and non-solicitation covenants set forth in this Agreement made by Consultant in favor of the Company or any other member of the Company Group in connection with, as a condition of, or pursuant to the terms of any agreement entered during the term of, Consultant’s employment with any member of the Company Group) and, in doing so, not be deemed to violate this Agreement.

5.Compensation. In respect of the service to be performed hereunder, the Company shall pay Consultant a consulting fee (the “Consulting Fee”) of $15,000 per month during the Consulting Period. Consultant acknowledges and agrees that the Consulting Fee is Consultant’s exclusive compensation and shall not be treated as compensation that is taken into account for purposes of providing Consultant any benefit under any Company Group employee benefit plan in which Consultant is or was eligible to participate prior to and through the Retirement Date.
6.Termination. Either Consultant or the Company may terminate Consultant’s consulting relationship with the Company and the Consulting Period for any reason by providing 30 days advance written notice to the other party; provided that the Company may terminate the Consulting Period immediately for Cause (as defined below).
Notwithstanding anything herein to the contrary, in the event the Consulting Period is terminated by Consultant for any reason or by the Company for Cause, Consultant shall forfeit, without any consideration, all rights to, and the Company’s obligations shall terminate in respect of any unpaid portion of the Consulting Fee.

As used herein, “Cause” means, as determined by the CEO or the Company’s Board of Directors in good faith, a termination of the Consulting Period due to Consultant’s: (i) conviction of, or plea of guilty or nolo contendere to, a felony; (ii) fraud, embezzlement or willful or grossly negligent misconduct which would reasonably be expected, or does, damage the financial condition of the Company Group or seriously damages the reputation of the Company Group; and (iii) material breach of this Agreement (including Consultant’s acceptance of employment or a consulting engagement that conflicts with Consultant’s obligations under this Agreement or otherwise interferes with Consultant’s performance of her responsibilities under this Agreement (excluding an Other Permitted Engagement) or Consultant’s failure to devote the necessary time to this consulting relationship [or to comply with the restrictive covenants]), any other agreement between Consultant and any member of the Company Group or any Company Group policy that, to Consultant’s knowledge, is applicable to Consultant, which breach, if capable of being cured, is not cured within 30 days after the Company delivers written notice to Consultant of such breach.

7.Equipment. During the Consulting Period, the Company shall continue to provide Consultant with her Company email address and the same personal business equipment and services (e.g., personal computer) as were made available to Consultant to assist in the performance of services for any member of the Company Group immediately prior to the Retirement Date.

8.Company-Issued Subscriptions. During the Consulting Period, the Company shall provide to Consultant subscriptions to Politico, Wall Street Journal, Albany Times Union, Buffalo News and Empire Report and continued access to the Company’s internal newsclips. Upon the termination of the Consulting Period, the Company shall cancel Consultant’s access to any subscriptions and internal newsclips set forth in this Section 8.

9.Travel Reimbursement. Reasonable travel expenses of Consultant, to perform in- person duties and obligations under the provision of the Services, will be promptly reimbursed per Company policy and practices. The parties acknowledge and agree that the Consultant may perform the Services at any location, and there is no requirement or expectation that the Services be performed within any particular state or jurisdiction.

10.Permitted Disclosures

(a)     Notwithstanding anything in this Agreement or any other policy of the Company Group or agreement between Consultant and any member of the Company Group to the contrary (including, without limitation, the confidentiality provisions in Section 11) nothing in this Agreement or agreement between Consultant and any member of the Company Group: (i) prohibits Consultant from voluntarily communicating with, or providing information to, any government agency or other regulator that is responsible for enforcing a law on behalf of the government regarding conduct or action undertaken or omitted to be taken by any member of the Company Group that Consultant reasonably believe is illegal or in material non-compliance with any financial disclosure or other regulatory requirement applicable to any member of the Company Group; (ii) prohibits Consultant from providing truthful testimony or accurate information in connection with any investigation being conducted into the business or operations of any member of the Company Group by any such government agency or other regulator; or (iii) requires Consultant to obtain the approval of, or give notice to, any member of the Company

Group or any of its employees or representatives to take any action permitted under clauses (i) or (ii).

(b) By signing and returning this Agreement, Consultant acknowledges that Consultant hereby have been notified by this writing, in accordance with the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b), that: (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law; (ii) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (iii) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret except pursuant to court order.

11.    Confidential Information

Subject to Section 10, Consultant understands that all information that Consultant receives with respect to the members of the Company Group and their respective businesses that Consultant obtains while performing her obligations under this Agreement (such information, “Confidential Information”) shall be kept confidential by Consultant. Subject to applicable law, rule and regulations, during the Consulting Period and thereafter, Consultant shall keep confidential and not disclose or use for any purpose other than for the performance of the Services hereunder, any Confidential Information, unless such Confidential Information is or becomes generally available to the public other than as a result of disclosure by Consultant or except as permitted under Section 10. Consultant agrees to ensure that all materials containing any Confidential Information or on which any of the Confidential Information is embodied and any copies thereof are kept secure at all times and Consultant shall take security measures to safeguard Confidential Information against unauthorized, unlawful or accidental access, loss, destruction, damage, disclosure, transfer or other improper use. Consultant agrees that, upon the request of the Company, Consultant will return, or if so directed, destroy all materials containing any Confidential Information or on which any of the Confidential Information is embodied and any copies thereof within his/her possession, power or control.

12.    Non-Competition. During the Consulting Period, Consultant shall not, directly or indirectly, engage in, become employed by, serve as an agent or consultant to, or become a partner, principal or stockholder (other than a holder of less than 1% of the outstanding voting shares of any publicly held company) of any business or entity that is engaged in any activity which is competitive with the business of the Company Group in any geographic area in which any member of the Company Group is engaged in such competitive business.

13.    Non-Solicitation of Employees. During the Consulting Period and for a period of six months thereafter, Consultant shall not, directly or indirectly, for her own account or for the account of any other person or entity with which she is or shall become associated in any capacity, solicit for employment, employ or otherwise interfere with the relationship of any member of the Company Group with any person who at any time during the six months preceding such solicitation, employment or interference is or was employed by or otherwise engaged to perform services for any member of the Company Group other than any such solicitation or employment during Consultant's service with the Company Group on behalf of the Company Group.

14.    Effect on Existing Commitments. Consultant’s duties and obligations under Sections 11, 12 and 13 of this Agreement are in addition to, and not intended to supersede, limit, amend or otherwise modify any existing covenant made by Consultant in favor of the Company or any other member of the Company Group in connection with, as a condition of, or pursuant to the terms of any agreement entered during the term of, Consultant’s employment with any member of the Company Group, whether pertaining to the preservation of Confidential Information or otherwise.

15.    Cooperation. During the Consulting Period and for a period of two years thereafter, Consultant agrees to cooperate with the Company or its counsel to provide information and/or truthful testimony in connection with any matter in which the Company has an interest and as to which Consultant has knowledge of any of the facts, events or circumstances at issue. If requested, Consultant agrees to meet with a Company representative and/or the Company’s counsel to truthfully provide all knowledge and information Consultant has pertaining to any such matter.

16.    Insurance and Indemnity. Consultant hereby acknowledges and agrees that the Company shall not have any obligation to provide or maintain insurance (including, without limitation, worker’s compensation insurance and general comprehensive and contractual liability insurance) to cover any liability of Consultant that may arise hereunder. Consultant shall indemnify and hold harmless members of the Company Group and their officers, employees and trustees (collectively, the “Indemnified Parties”) from and against any and all claims, actions, liabilities, obligations, fines, damages, losses, demands, recoveries, deficiencies, costs or expenses (including, without limitation, reasonable attorneys’ fees and expenses) that the Indemnified Parties may suffer or incur in connection with, related to or arising from Consultant’s gross negligence, Consultant’s breach of this Agreement, Consultant’s unauthorized use of the Company Group data, any bodily injury, death of any person or damage to real or tangible property resulting from Consultant’s acts or omissions related to the Services or any tax liabilities incurred by Consultant relating to any payment under this Agreement. In no event shall the Company be liable to Consultant for any lost profits or consequential, incidental or special damages.

17.    Return of Company Group Property and Records. Promptly, but not later than ten (10) business days following the expiration of the Consulting Period and earlier as to any property that the Company shall request in writing be returned at an earlier date, Consultant shall return to the Company property in Consultant’s possession or control, wherever located, including, but not limited to, all keys to vehicles and facilities, equipment, tools, documents, records, maps, data, phones, computers, computerized records, software, files, information, handwritten or typed notes or compilations thereof and copies and drafts thereof in whatever form pertaining to the Company Group or its directors, officers, employees or businesses.

18.    Taxes. The Company shall not be liable for state, federal or local taxes, worker’s compensation insurance or benefits, unemployment insurance or benefits, employer’s FICA withholding tax, or other taxes or withholding for or on behalf of Consultant or any other person consulted or employed by Consultant in performing the Services. Consultant is solely responsible for paying all such state, federal and local taxes, and Consultant shall indemnify the Company against all such taxes or contributions, including penalties and interest that are claimed against the Company.

19.    Entire Agreement. This Agreement constitutes the entire agreement and understanding between Consultant and the Company Group, with respect to the subject matter hereof and supersedes all prior agreements and understandings (whether written or oral) between Consultant and any members of the Company Group relating to such subject matter.

20.    Miscellaneous. This Agreement may only be amended by a written instrument signed by the Company and Consultant. This Agreement is for the personal services of Consultant and may not be subcontracted or assigned by Consultant in any fashion, whether by operation of law, or by conveyance of any type. This Agreement shall be governed by and construed in accordance with the laws of New York without regard to its conflicts of law principles that would result in the application of another state’s laws. Its language shall be construed as a whole, according to its fair meaning and not strictly for or against either party. Should any provision of this Agreement be declared or determined by any court to be illegal or invalid as a result of any action or proceeding, the validity of the remaining parts, terms, or provisions shall not be affected thereby and any said illegal or invalid part, term or provision shall be deemed not to be a part of this Agreement. This Agreement may be executed in counterparts (including via facsimile or .pdf file).

[Signature Page Follows]

IN WITNESS, WHEREOF, this Agreement has been executed by Consultant and the Company.

NATIONAL FUEL GAS COMPANY

/s/ Lee Hartz
Name: Lee Hartz
Title: General Counsel and Secretary

[Signature Page to Consulting Agreement]

CONSULTANT

/s/ Donna L. DeCarolis
Name: Donna L. DeCarolis

[Signature Page to Consulting Agreement]